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                                                                     Exhibit (n)

                MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3
                                       FOR
                          MAINSTAY VP SERIES FUND, INC.


         WHEREAS, MainStay VP Series Fund, Inc., a Maryland corporation (the "Company"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Company currently issues or is authorized to issue shares of common stock of the Company in multiple series ("portfolios"); and

         WHEREAS, pursuant to a Management Agreement and Investment Advisory Agreements, the Company employs New York Life Investment Management LLC (the "Manager") as manager for the portfolios;

         WHEREAS, the Company will enter into a Distribution and Service Agreement pursuant to which the Company will employ NYLIFE Distributors Inc. (the "Distributor") as distributor of Service Class shares of the Company, as described below;

         NOW, THEREFORE, the Company hereby adopts, on behalf of the portfolios listed on the attached Schedule of Portfolios, which may be amended from time to time (each, a "Portfolio," collectively, the "Portfolios"), this Multiple Class Plan (the "Plan"), pursuant to Rule 18f-3 under the 1940 Act, subject to the following terms and conditions:

     1. FEATURES OF THE CLASSES. The Company will issue shares of common stock of each Portfolio designated on the attached Schedule of Portfolios in classes designated as "Initial Class" shares and "Service Class" shares. Shares of each class of each Portfolio may be offered to separate accounts of life insurance companies to serve as an investment vehicle for variable annuity contracts and/or variable life insurance policies (collectively, "Variable Contracts") funded by the separate accounts, and may be offered to qualified pension and retirement plans and to other persons, provided that such other persons may hold such shares consistent with tax requirements that apply to the Variable Contracts under Treasury Regulation ss.1.817-5 ("Qualified Plans").

     Shares of each class of a Portfolio generally shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class of shares shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 4 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to it or its distribution arrangement or service arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Initial Class and Service Class shares shall have the features described in Sections 2, 3, 5 and 6 below.

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     2. SALES CHARGE STRUCTURE.

          (a) INITIAL CLASS SHARES. Initial Class shares of a Portfolio shall be offered at the then-current net asset value without the imposition of a front-end sales charge or a contingent deferred sales charge.

          (b) SERVICE CLASS SHARES. Service Class shares of a Portfolio shall be offered at the then-current net asset value without the imposition of a front-end sales charge or a contingent deferred sales charge.

     3. DISTRIBUTION AND SERVICE PLAN. The Company, on behalf of the Service Class shares of the Portfolios, will adopt a Distribution and Service Plan pursuant to Rule 12b-1 under the 1940 Act with the following terms. Each Portfolio shall make payments to the Distributor at an annual rate of 0.25% of each Portfolio's average daily net assets attributable to its Service Class shares, for (a) servicing shareholder accounts and (b) services in connection with any activities or expenses primarily intended to result in the sale of the Service Class shares of a Portfolio. The Distributor, on behalf of Service Class shares of the Portfolios, may make payments to insurance companies, broker-dealers or other financial intermediaries that provide such services relating to Service Class shares. The Company has not adopted a Rule 12b-1 plan on behalf of the Initial Class shares of the Portfolios.

     4. ALLOCATION OF INCOME AND EXPENSES.

          (a) The gross income of each Portfolio shall, generally, be allocated to each class on the basis of relative net assets. To the extent practicable, certain expenses (other than Class Expenses, as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Portfolio. These expenses include:

               (i) Expenses incurred by the Company (for example, fees of Directors, auditors and legal counsel) not attributable to a particular Portfolio or to a particular class of shares of a Portfolio ("Corporate Level Expenses"); and

               (ii) Expenses incurred by the Portfolios not attributable to any particular class of a Portfolio's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of a Portfolio's assets) ("Portfolio Expenses").

          (b) Certain expenses are attributable to a particular class of shares ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular class and, thus, are borne on a pro rata basis by the outstanding shares of that class. Fees and expenses that are not Class Expenses are allocated among the classes on the basis of their respective net asset values.

               (i) Payments of distribution and service fees made pursuant to Rule 12b-1 Plans or Service Plans are Class Expenses and must be allocated to the class for which such expenses are incurred.

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               (ii) Class Expenses may also include:

                    (a) transfer agent fees identified as being attributable to a specific class of shares;

                    (b) stationery, printing, postage and delivery expenses
               related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class of shares;

                    (c) Blue Sky fees incurred by a specific class of shares;

                    (d) SEC registration fees incurred by a specific class of
               shares;

                    (e) Directors' fees or expenses incurred as a result of
               issues relating to a specific class of shares;

                    (f) accounting expenses relating solely to a specific class of shares;

                    (g) auditors' fees, litigation expenses and legal fees and expenses relating to a specific class of shares;

                    (h) expenses incurred in connection with shareholders'
               meetings as a result of issues relating to a specific class of shares;

                    (i) expenses incurred in connection with organizing and
               offering to investors a new class of shares; and

                    (j) other expenses incurred attributable to a specific class of shares.

     5. EXCHANGE PRIVILEGES. To the extent permitted by the Board of Directors, shareholders may exchange shares of one class of a Portfolio for shares of an identical class of any other Portfolio, based upon the Portfolio's relative net asset value per share, and subject to the provisions of the prospectus or offering document for the Variable Contracts or Qualified Plans.

     6. CONVERSION PRIVILEGES. No conversion privileges from one class of shares to another class of shares are currently offered.

     7. ACCOUNTING METHODOLOGY. The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses:

          (a) On a daily basis, a fund accountant shall calculate the Distribution and Service Plan fee to be charged to each Service Class of shares by calculating the average daily


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net asset value of such shares outstanding and applying the applicable fee rate of the respective class to the result of that calculation.

          (b) The fund accountant will allocate designated Class Expenses, if any, to the respective classes.

          (c) The fund accountant shall allocate income and Corporate Level and Portfolio Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Portfolio for Portfolio Expenses, and in relation to the net asset value of the Company for Corporate Level Expenses. These calculations shall be based on net asset values at the beginning of the day.

          (d) The fund accountant shall then complete a worksheet, developed for purposes of complying with this section of this Plan, using the allocated income and expense calculations from paragraph (c) above, and the additional fees calculated from paragraphs (a) and (b) above. The fund accountant may make non-material changes to the form of worksheet as it deems appropriate.

          (e) The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

     8. WAIVER OR REIMBURSEMENT OF EXPENSES. Expenses may be waived or reimbursed by any adviser to the Company, by the Company's Distributor, or by any other provider of services to the Company without the prior approval of the Company's Board of Directors; provided that any such waiver or reimbursement must satisfy the requirements of Revenue Procedure 99-40 or any similar requirement of federal tax law.

     9. EFFECTIVENESS OF PLAN. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

     10. ADDITIONAL INFORMATION. The prospectus and statement of additional information for each Portfolio and/or Class may contain additional information about the Classes and the Company's multiple class structure; provided, however, that none of the terms set forth in any such prospectus or statement of additional information shall be inconsistent with the terms of the Classes as set forth in this Plan.

     11. MATERIAL MODIFICATIONS. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in paragraph 9 hereof.

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         IN WITNESS WHEREOF, the Company, on behalf of the Portfolios, has adopted this Multiple Class Plan as of the 13th day of May, 2003.

                                             MAINSTAY VP SERIES FUND, INC.


                                             By: /s/ Anne F. Pollack
                                                --------------------------
                                                Name: Anne F. Pollack
                                                Title: President




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                             SCHEDULE OF PORTFOLIOS
                               WITH RESPECT TO THE
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3
                                       FOR
                          MAINSTAY VP SERIES FUND, INC.


Portfolios - Service Class
---------------------------
MainStay VP Capital Appreciation Portfolio
MainStay VP Eagle Asset Management Growth Equity Portfolio
MainStay VP Growth Equity Portfolio
MainStay VP Indexed Equity Portfolio
MainStay VP International Equity Portfolio
MainStay VP Lord Abbett Developing Growth Portfolio
MainStay VP Mid Cap Core Portfolio
MainStay VP Mid Cap Growth Portfolio
MainStay VP Small Cap Growth Portfolio

MainStay VP American Century Income & Growth Portfolio
MainStay VP Convertible Portfolio
MainStay VP Dreyfus Large Company Value Portfolio
MainStay VP Equity Income Portfolio
MainStay VP Total Return Portfolio
MainStay VP Value Portfolio

MainStay VP Bond Portfolio
MainStay VP Government Portfolio
MainStay VP High Yield Corporate Bond Portfolio


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